RFMC TACTICAL ADVISORS FUND, LP

FIFTH AMENDMENT TO
AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

This FIFTH AMENDMENT TO AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT, dated as of July 25, 2010 (this “Amendment”), to the Amended and Restated Limited Partnership Agreement of RFMC Tactical Advisors Fund, LP, a Delaware limited partnership (the “Partnership”), dated as of April 5, 1998, as amended by that First Amendment to Amended and Restated Limited Partnership Agreement dated as of December 31, 2002, that Second Amendment to Amended and Restated Limited Partnership Agreement dated as of November 12, 2003, that Third Amendment to Amended and Restated Limited Partnership Agreement dated as of September 8, 2006 and that Fourth Amendment to Amended and Restated Limited Partnership Agreement dated as of March 10, 2010 (collectively, the “Agreement”), is made and entered by and between Ruvane Fund Management Corporation, a Delaware corporation, as the general partner of the Partnership the (“General Partner”), and the limited partners of the Partnership. The limited partners of the Partnership shall be referred to herein as “Limited Partners” with the General Partner and the Limited Partners hereinafter referred to as the “Partners”.

WHEREAS, it is desired that the Agreement be amended to provide for the matters set forth herein;

NOW, THEREFORE, the  Agreement is amended as follows:

1.           Amendment.

(a)           Section 3 of the Agreement is hereby amended to read in its entirety as follows:

“The Partnership’s business and purpose is to trade, buy, sell or otherwise acquire, hold or dispose of commodity futures contracts, options on physical commodities and on commodity futures contracts, forward contracts ("Commodity and Futures Contracts"), and any rights pertaining thereto and to engage in all activities incident thereto.  The Partnership may also invest in entities (including other partnerships or funds) that trade Commodity and Futures Contracts.  The objective of the Partnership business is the appreciation of its assets through speculative trading.”

2.           Effectiveness.

This Amendment shall be effective as of the date hereof.

3.           Governing Law.

The parties agree that this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

4.           Amendment.

On and after the date hereof, any reference in the Agreement to “this Agreement,” or words of like import, shall mean the Agreement as amended hereby.

IN WITNESS WHEREOF, this Fifth Amendment to Amended and Restated Limited Partnership Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

General Partner
RUVANE FUND MANAGEMENT CORPORATION

By: /s/ Robert L. Lerner
Robert L. Lerner
President